EXHIBIT 99.1
Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Second Quarter 2016 Results

Ridgefield Park, NJ, July 18, 2016: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the second quarter and six months ended May 31, 2016, which can be found in the table below.
Total net income increased to $423,677 for the three months ended May 31, 2016 from a loss of $1,586,718 for the same period in fiscal 2015. Lance Funston, Chief Executive Officer commented, “We are pleased to announce that we have had two profitable quarters in a row in fiscal 2016, demonstrating the progress the Company has made in its restructuring efforts, and is the first time that the Company has had two profitable quarters in a row since fiscal 2012. We look forward as management continues to build a stronger, healthier platform of products that serve to increase value for our shareholders.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	May 31, 2016 (unaudited)	May 31, 2015 (unaudited)

Revenues	$ 5,679,751	$ 6,670,233

Net Income (Loss) from Continuing Operations	$ 430,989	$ (1,776,992)
Net (Loss) Income on Discontinued Operations	$ (7,312)	$ 190,274
Total Net Income (Loss)	$ 423,677	$ (1,586,718)

Earnings (Loss) per Share:
Basic
Continuing Operations	$ 0.06	$ (0.25)
Discontinued Operations	$ 0.00	$ 0.03
	$ 0.06	$ (0.22)

Earnings (Loss) per Share:
Diluted
Continuing Operations	$ 0.06	$ (0.25)
Discontinued Operations	$ 0.00	$ 0.03
	$ 0.06	$ (0.22)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,126,333	7,006,684

Six Months Ended
	May 31, 2016 (unaudited)	May 31, 2015 (unaudited)

Revenues	$ 10,364,195	$ 13,627,749

Net Income (Loss) from Continuing Operations	$ 639,987	$ (1,720,358)
Net (Loss) Income on Discontinued Operations	$ (12,935)	$ 191,247
Total Net Income (Loss)	$ 627,052	$ (1,529,111)

Earnings (Loss) per Share:
Basic
Continuing Operations	$ 0.09	$ (0.25)
Discontinued Operations	$ 0.00	$ 0.03
	$ 0.09	$ (0.22)

Earnings (Loss) per Share:
Diluted
Continuing Operations	$ 0.09	$ (0.25)
Discontinued Operations	$ 0.00	$ 0.03
	$ 0.09	$ (0.22)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,088,115	7,006,684